Execution Version

Amendment to Subadvisory Agreement

for AST RCM WORLD TRENDS PORTFOLIO

AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and Allianz Global Investors U.S. LLC. (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of April 1, 2013, by and among the Manager and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST RCM World Trends Portfolio as follows;

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and Allianz Global Investors U.S. LLC have duly executed this Amendment as of the effective date of this Amendment.

                                                                                AST INVESTMENT SERVICES, INC.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

                                                                               PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

                                                                                ALLIANZ GLOBAL INVESTORS U.S. LLC

By: /s/ Andrew Wilmot

Name: Andrew Wilmot

Title: Managing Director

Effective Date as Revised: December 1, 2018

SCHEDULE A

Advanced Series Trust

AST RCM World Trends Portfolio

As compensation for services provided by Allianz Global Investors U.S. LLC (“Allianz GI”), AST Investment Services, Inc. and PGIM Investments LLC (collectively, the “Manager”), as applicable, will pay Allianz GI an advisory fee on the net assets managed by Allianz GI that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*
AST RCM World Trends Portfolio

0.35% of average daily net assets to $500 million;
0.30% of average daily net assets over $500 million to $1 billion;
0.26% of average daily net assets over $1 billion to $2.5 billion
0.20% of average daily net assets over 2.5% billion

* In the event Allianz GI invests Portfolio assets in other pooled investment vehicles it manages or subadvises, Allianz GI will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to Allianz GI with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised:  December 1, 2018